EXHIBIT 10.37
PSU Agreement
Version 4 (PSU4)
For Use from February 2010
Performance Stock Units Agreement
General Terms and Conditions
               WHEREAS, the Company has adopted the Plan (as defined below), the terms of which are hereby incorporated by reference and made a part of this Agreement; and
               WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the performance stock units (the “PSUs”) provided for herein to the Participant pursuant to the Plan and the terms set forth herein.
               NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
1.	Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.
a)	“Adjusted EPS” means the Adjusted Earnings Per Share of a company for a designated period, generally a twelve-month period ending on a specified date, as reported by Bloomberg. As described on Bloomberg at February 6, 2009, this measure excludes the effects of one-time and extraordinary gains/losses, including: realized investment gains/losses, restructuring charges, non-recurring charges/gains, unusual charges/gains, reserve charges, large writedowns, spin-off/sell-off expenses, merger expenses, acquisition charges, sale of subsidiary expenses, forgiveness of debt, writedown of goodwill, ESOP charges, and acquired research and development costs.

b)	“Adjusted EPS Percentile” means the percentile rank of the Company’s growth in Adjusted EPS from the beginning through the end of a specified measurement period (generally the Performance Period) relative to the growth in Adjusted EPS for the same period for each of the companies in the S&P 500 Index (the “Index”) at the beginning and throughout such measurement period; provided, however, that for purposes of measuring the Adjusted EPS Percentile, the Index shall be deemed to include companies that were removed from the S&P 500 Index during the measurement period but that continued during the entire measurement period to have their shares listed on at least one of the NYSE, NASDAQ, American Stock Exchange, Boston Stock Exchange, Chicago Stock Exchange, National Stock Exchange (formerly Cincinnati Stock Exchange), NYSE Arca (formerly known as the Pacific Stock Exchange) or Philadelphia Stock Exchange.

c)	“Cause” means, “Cause” as defined in an employment agreement between the Company or any of its Affiliates and the Participant or, if not defined therein or if there is no such agreement, “Cause” means (i) Participant’s continued failure substantially to perform such Participant’s duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of ten (10) days following written notice by the Company or any of its Affiliates to the Participant of such failure, (ii) dishonesty in the performance of the Participant’s duties, (iii) Participant’s conviction of, or plea of nolo contendere to, a crime constituting (A) a felony under the laws of the United States or any state thereof or (B) a misdemeanor involving moral turpitude, (iv) Participant’s insubordination, willful malfeasance or willful misconduct in connection with Participant’s duties or any act or omission which is injurious to the financial condition or business reputation of the Company or any of its Affiliates, or (v) Participant’s breach of any non-competition, non-solicitation or confidentiality provisions to which the Participant is subject. The determination of the Committee as to the existence of “Cause” will be conclusive on the Participant and the Company.

d)	“Disability” means, “Disability” as defined in an employment agreement between the Company or any of its Affiliates and the Participant or, if not defined therein or if there shall be no such agreement, “disability” of the Participant shall have the meaning ascribed to such term in the Company’s long-term disability plan or policy, as in effect from time to time.

e)	“Division Change in Control” means (i) a transfer by the Company or any Affiliate of the Participant’s Employment to a corporation, company or other entity whose financial results are not consolidated with those of the Company or (ii) a change in the ownership structure of the Affiliate with which the Participant has Employment such that the Affiliate’s financial results are no longer consolidated with those of the Company.

f)	“Good Reason” means “Good Reason” as defined in an employment agreement between the Company or any of its Affiliates and the Participant or, if not defined therein, “Good Reason” means the termination of the Participant’s Employment by the Participant because of a breach by the Company or any Affiliate of any employment agreement to which the Participant is a party; provided, that “Good Reason” will cease to exist for an event on the sixtieth (60th) day following the later of its occurrence or the Participant’s knowledge thereof, unless the Participant has given the Company written notice of his or her termination of employment for Good Reason prior to such date.

g)	“Notice of Grant of Performance Stock Units” means (i) the Notice of Grant of Performance Stock Units that accompanies this Agreement, if this Agreement is delivered to the Participant in “hard copy,” and (ii) the screen of the website for the stock plan administration with the heading “Vesting Schedule and Details,” which contains the details of the grant governed by this Agreement, if this Agreement is delivered electronically to the Participant.

h)	“Participant” means an individual to whom PSUs have been awarded pursuant to the Plan and shall have the same meaning as may be assigned to the terms “Holder” or “Participant” in the Plan.

i)	“Performance Level” means the level of performance achieved by the Company during a measurement period (generally, the Performance Period) based on the TSR Percentile and the Adjusted EPS Percentile for such period, which shall determine the percentage of Target PSUs that will vest, as set forth in paragraph 4.

j)	“Performance Period” means the period commencing and ending on the dates set forth in the Notice of Grant of Performance Stock Units.

k)	“Plan” means the equity plan maintained by the Company that is specified in the Notice of Grant of Performance Stock Units, which has been provided to the Participant separately and which accompanies and forms a part of this Agreement, as such plan may be amended, supplemented or modified from time to time.

l)	“Retirement” means a termination of employment by the Participant (i) following the attainment of age 55 with ten (10) or more years of service as an employee or a director with the Company or any Affiliate or (ii) pursuant to a retirement plan or early retirement program of the Company or any Affiliate.

m)	“Shares” means shares of Common Stock of the Company.

n)	“Total Shareholder Return” or “TSR” means a company’s total shareholder return, calculated based on stock price appreciation during a specified measurement period plus the value of dividends paid on such stock during the measurement period (which shall be deemed to have been reinvested in the underlying company’s stock effective the “ex-dividend” date based on the closing price for such company for purposes of measuring TSR).

o)	“TSR Percentile” means the percentile rank of the TSR for the Shares during a specified measurement period (generally the Performance Period) relative to the TSR for each of the companies in the Index at the beginning and throughout such measurement period; provided, however, that for purposes of measuring the TSR Percentile, (i) the Index shall be deemed to include companies that were removed from the S&P 500 Index during the measurement period but that continued during the entire measurement period to have their shares listed on at least one of the NYSE, NASDAQ, American Stock Exchange, Boston Stock Exchange, Chicago Stock Exchange, National Stock Exchange (formerly Cincinnati Stock Exchange), NYSE Arca (formerly known as the Pacific Stock Exchange) or Philadelphia Stock Exchange; and (ii) the beginning and ending TSR values shall be calculated based on the average of the closing prices of the applicable company’s stock on the composite tape for the 30 trading days prior to and including the beginning or ending date, as applicable, of the measurement period.

p)	“Vesting Date” means the vesting date set forth in the Notice of Grant of Performance Stock Units.
2.	Grant of Performance Stock Units. The Company hereby grants to the Participant (the “Award”), on the terms and conditions hereinafter set forth, the target number of PSUs (the “Target PSUs”) set forth in the Notice. Each PSU represents the unfunded, unsecured right of the Participant to receive a Share on the date(s) specified herein, subject to achievement of the relevant performance criteria. The Target PSUs represent the number of PSUs that will vest on the Vesting Date if the Company achieves the “Target” Performance Level for the Performance Period, and the Participant remains in Employment through the Vesting Date. PSUs do not constitute issued and outstanding shares of Common Stock for any corporate purposes and do not confer on the Participant any right to vote on matters that are submitted to a vote of holders of Shares.
3.	Dividend Equivalents and Retained Distributions. If on any date while PSUs are outstanding hereunder the Company shall pay any regular cash dividend on the Shares, the Participant shall not be entitled to receive the amount of cash equal to the dividend paid on a Share as a dividend equivalent payment (the “Dividend Equivalents”) at the time the regular cash dividend is paid to holders of Shares. If on any date while PSUs are outstanding hereunder the Company shall pay any dividend (including a regular cash dividend) or make any other distribution on the Shares, then, the Participant shall be credited with a bookkeeping entry equivalent to such dividend or distribution for each Target PSU held by the Participant on the record date for such dividend or distribution, but the Company shall retain custody of all such dividends and distributions (the “Retained Distributions”) unless the Board has in its sole discretion (and in a manner consistent with Section 19 of the Plan) determined that an amount equivalent to such dividend other than a regular cash dividend or distribution shall be paid currently to the Participant; provided, however, that if the Retained Distribution relates to a dividend paid in Shares, the Participant shall receive an additional amount of PSUs (i.e., by increasing the number of Target PSUs) equal to the product of (I) the aggregate number of Target PSUs held by the Participant pursuant to this Agreement through the related dividend record date, multiplied by (II) the number of Shares (including any fraction thereof) payable as a dividend on a Share. Retained Distributions will not bear interest and will be subject to the same restrictions as the PSUs to which they relate. Retained Distributions will be paid only with respect to the number of Shares that vest pursuant to paragraphs 4, 5 or 6 and will be paid in cash at the same time that Shares are issued to the Participant pursuant to paragraphs 4, 5 or 6, applicable. Notwithstanding anything else contained in this paragraph 3, no payment of Retained Distributions shall occur before the first date on which a payment could be made without subjecting the Participant to tax under the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
4.	Vesting and Delivery of Vested Securities.
a)	Subject to the terms and provisions of the Plan and this Agreement, on the Vesting Date, the Company shall issue or transfer to the Participant the number of Shares corresponding to the Performance Level achieved during the Performance

Period and the Retained Distributions, if any, relating to such Shares. Except as otherwise provided in paragraphs 5, 6 and 7, the vesting of such PSUs and any Retained Distributions relating thereto shall occur only if the Participant has continued in Employment of the Company or any of its Affiliates on the Vesting Date and has continuously been so employed since the Date of Grant (as defined in the Notice of Grant of Performance Stock Units). As of the Vesting Date, a percentage (between 0% and 200%) of the target number of PSUs shall vest as follows:
(i)	If the Company’s TSR Percentile for the Performance Period is ranked at or above the 50th percentile, then the percentage of the target number of PSUs that shall vest is based on the Company’s TSR Percentile during the Performance Period, as indicated in the table below;

(ii)	If the Company’s TSR Percentile for the Performance Period is ranked below the 50th percentile and the Adjusted EPS Percentile for the Performance Period is ranked at or above the 50th percentile, then the percentage of the target number of PSUs that shall vest is the average of (x) the percentage of the target number of PSUs that would vest based on the Company’s TSR Percentile during the Performance Period, as indicated in the table below, and (y) 100%; and

(iii)	If the Company’s TSR Percentile for the Performance Period is ranked below the 50th percentile and the Adjusted EPS Percentile for the Performance Period is ranked below the 50th percentile, then the percentage of the target number of PSUs that shall vest is based on the Company’s TSR Percentile during the Performance Period, as indicated in the table below.

Performance	Company TSR Percentile During	Percentage of Target
Level	Performance Period	PSUs That Vest
Maximum	The Company is ranked at the 100th percentile	200%

Target	The Company is ranked at the 50th percentile	100%

Threshold	The Company is ranked at the 25th percentile	50%

Below Threshold	The Company is ranked below the 25th percentile	0%
The percentage of Target PSUs that vest if the Company’s TSR Percentile during the Performance Period is between the “Threshold” and “Target” or between the “Target” and “Maximum” Performance Levels shall be determined by linear interpolation.

b)	PSUs Extinguished. Upon each issuance or transfer of Shares in accordance with this Agreement, a number of PSUs equal to the number of Shares issued or transferred to the Participant shall be extinguished and such number of PSUs will not be considered to be held by the Participant for any purpose.

c)	Final Issuance. Upon the final issuance or transfer of Shares and Retained Distributions, if any, to the Participant pursuant to this Agreement, in lieu of a fractional Share, the Participant shall receive a cash payment equal to the Fair Market Value of such fractional Share.

d)	Section 409A. Notwithstanding anything else contained in this Agreement, no Shares or Retained Distributions shall be issued or transferred to a Participant before the first date on which a payment could be made without subjecting the Participant to tax under the provisions of Section 409A of the Code.
5.	Termination of Employment.
(a)	If the Participant’s Employment with the Company and its Affiliates is terminated by the Participant for any reason other than those described in clauses (b) and (c) below prior to the Vesting Date, then the PSUs covered by the Award and all Retained Distributions relating thereto shall be completely forfeited on the date of any such termination, unless otherwise provided in an employment agreement between the Participant and the Company or an Affiliate.
(b)	If the Participant’s Employment terminates as a result of his or her death prior to the end of the Performance Period, then the Company shall immediately issue or transfer to the Participant’s estate a pro rata portion of the number of Shares underlying the PSUs that would have vested (if any) if the Performance Period ended on the date of the Participant’s death plus all Retained Distributions relating thereto; provided, however, that in the event such termination of Employment due to death occurs prior to the first anniversary of the Date of Grant, then the pro rata number of PSUs that vest shall be based on the number of Target PSUs, without regard to the actual Performance Level achieved through such date. The pro rata amount of PSUs that shall vest upon the Participant’s death shall be determined by multiplying
(x)	the full number of PSUs covered by the Award that would vest based on the actual Performance Level achieved through the date of death (or, in the case of death prior to the first anniversary of the Date of Grant, based on the number of Target PSUs) by;

(y)	a fraction, the numerator of which shall be the number of days from the Date of Grant through the date of the Participant’s death, and the denominator of which shall be the number of days from the Date of Grant through the last day of the Performance Period.

If the product of (x) and (y) results in a fractional share, such fractional share shall be rounded to the next higher whole share.
The PSUs and any Retained Distributions related thereto that do not vest as described above shall be completely forfeited.

(c)	If the Participant’s Employment is terminated by the Company and its Affiliates for any reason other than for Cause or if the Participant terminates Employment due to Good Reason, Retirement or Disability, then the Participant shall remain entitled to receive a pro rata portion of the PSUs that would otherwise vest (if any) on the Vesting Date based on the actual Performance Level achieved for the full Performance Period, and any Retained Distributions relating thereto, and such pro rata portion of the PSUs shall become vested, and Shares subject to such PSUs and any Retained Distributions relating thereto shall be issued or transferred to the Participant on the Vesting Date as follows:
(x)	the number of PSUs covered by the Award that would vest on the Vesting Date (based on the actual Performance Level achieved for the full Performance Period) multiplied by;
(y)	a fraction, the numerator of which shall be the number of days from the Date of Grant through the date of such termination, and the denominator of which shall be the number of days from the Date of Grant through the last day of the Performance Period.
If the product of (x) and (y) results in a fractional share, such fractional share shall be rounded to the next higher whole share.
The PSUs and any Retained Distributions related thereto that do not vest as described above shall be completely forfeited following the end of the Performance Period.
For purposes of this paragraph 5, a temporary leave of absence shall not constitute a termination of Employment or a failure to be continuously employed by the Company or any Affiliate regardless of the Participant’s payroll status during such leave of absence if such leave of absence is approved in writing by the Company or any Affiliate. Notice of any such approved leave of absence should be sent to the Company at One Time Warner Center, New York, New York 10019, attention: Director, Global Stock Plans Administration, but such notice shall not be required for the leave of absence to be considered approved.
In the event the Participant’s Employment with the Company or any of its Affiliates is terminated, the Participant shall have no claim against the Company with respect to the PSUs and related Retained Distributions, if any, other than as set forth in this paragraph 5, the provisions of this paragraph 5 being the sole remedy of the Participant with respect thereto.

6.	Acceleration of Vesting Date. Subject to paragraphs 4(d) and 7, in the event a Change in Control or a Division Change in Control occurs prior to the end of the Performance Period, the PSUs shall immediately vest and the Participant shall receive immediate payment in respect thereof determined as the sum of the following amounts:
(x) the number of PSUs covered by the Award that would have vested (if any) if the Performance Period ended on the date of the Change in Control or Division Change in Control (based on the actual Performance Level achieved through the date of the Change in Control or Division Change in Control) multiplied by a fraction, the numerator of which shall be the number of days from the Date of Grant through the date of such Change in Control or Division Change in Control, and the denominator of which shall be the number of days from the Date of Grant through the last day of the Performance Period;
(y) the number of Target PSUs multiplied by a fraction, the numerator of which shall be the number of days from the date of such Change in Control or Division Change in Control through the last day of the Performance Period, and the denominator of which shall be the number of days from the Date of Grant through the last day of the Performance Period; and
(z) all related Retained Distributions.
If the sum of the amounts above would result in a fractional share, such fractional share shall be rounded to the next higher whole share.
7.	Limitation on Acceleration. Notwithstanding any provision to the contrary in the Plan or this Agreement, if the Payment (as hereinafter defined) due to the Participant hereunder as a result of the acceleration of vesting of the PSUs pursuant to paragraph 6 of this Agreement, either alone or together with all other Payments received or to be received by the Participant from the Company or any of its Affiliates (collectively, the “Aggregate Payments”), or any portion thereof, would be subject to the excise tax imposed by Section 4999 of the Code (or any successor thereto), the following provisions shall apply:
a)	If the net amount that would be retained by the Participant after all taxes on the Aggregate Payments are paid would be greater than the net amount that would be retained by the Participant after all taxes are paid if the Aggregate Payments were limited to the largest amount that would result in no portion of the Aggregate Payments being subject to such excise tax, the Participant shall be entitled to receive the Aggregate Payments.

b)	If, however, the net amount that would be retained by the Participant after all taxes were paid would be greater if the Aggregate Payments were limited to the largest amount that would result in no portion of the Aggregate Payments being subject to such excise tax, the Aggregate Payments to which the Participant is entitled shall be reduced to such largest amount.
The term “Payment” shall mean any transfer of property within the meaning of Section 280G of the Code.

The determination of whether any reduction of Aggregate Payments is required and the timing and method of any such required reduction in Payments under this Agreement or in any such other Payments otherwise payable by the Company or any of its Affiliates consistent with any such required reduction, shall be made by the Participant, including whether any portion of such reduction shall be applied against any cash or any shares of stock of the Company or any other securities or property to which the Participant would otherwise have been entitled under this Agreement or under any such other Payments, and whether to waive the right to the acceleration of the Payment due under this Agreement or any portion thereof or under any such other Payments or portions thereof, and all such determinations shall be conclusive and binding on the Company and its Affiliates. To the extent that Payments hereunder or any such other Payments are not paid as a consequence of the limitation contained in this paragraph 7, then the PSUs and Retained Distributions related thereto (to the extent not so accelerated) and such other Payments (to the extent not vested) shall be deemed to remain outstanding and shall be subject to the provisions hereof and of the Plan as if no acceleration or vesting had occurred. Under such circumstances, if the Participant terminates Employment for Good Reason or is terminated by the Company or any of its Affiliates without Cause, the portion of PSUs affected by the limitation under this paragraph 7 and Retained Distributions related thereto (to the extent that they have not already become vested) shall become immediately vested in their entirety upon such termination and Shares subject to the PSUs shall be issued or transferred to the Participant, as soon as practicable following such termination of Employment, subject to the provisions relating to Section 4999 of the Code set forth herein.

The Company shall promptly pay, upon demand by the Participant, all legal fees, court costs, fees of experts and other costs and expenses which the Participant incurred in any actual, threatened or contemplated contest of the Participant’s interpretation of, or determination under, the provisions of this paragraph 7.
8.	Withholding Taxes. The Participant agrees that,
a)	Obligation to Pay Withholding Taxes. Upon the vesting of any portion of the Award of PSUs and the Retained Distributions relating thereto, the Participant will be required to pay to the Company any applicable Federal, state, local or foreign withholding tax due as a result of such payment or vesting. The Company’s obligation to deliver the Shares subject to the PSUs or to pay any Retained Distributions shall be subject to such payment. The Company and its Affiliates shall, to the extent permitted by law, have the right to deduct from the Shares issued in connection with the vesting of PSUs or the Retained Distributions, as applicable, or any payment of any kind otherwise due to the

Participant any Federal, state, local or foreign withholding taxes due with respect to such vesting or payment.

b)	Payment of Taxes with Stock. Subject to the Committee’s right to disapprove any such election and require the Participant to pay the required withholding tax in cash, the Participant shall have the right to elect to pay the required withholding tax associated with a vesting with Shares to be received upon vesting. Unless the Company shall permit another valuation method to be elected by the Participant, Shares used to pay any required withholding taxes shall be valued at the closing price of a Share as reported on the New York Stock Exchange Composite Tape on the date the withholding tax becomes due (hereinafter called the “Tax Date”). Notwithstanding anything herein to the contrary, if a Participant who is required to pay the required withholding tax in cash fails to do so within the time period established by the Company, then the Participant shall be deemed to have elected to pay such withholding taxes with Shares to be received upon vesting. Elections must be made in conformity with conditions established by the Committee from time to time.

c)	Conditions to Payment of Taxes with Stock. Any election to pay withholding taxes with stock must be made on or prior to the Tax Date and will be irrevocable once made.
9.	Changes in Capitalization and Government and Other Regulations. The Award shall be subject to all of the terms and provisions as provided in this Agreement and in the Plan, which are incorporated by reference herein and made a part hereof, including, without limitation, the provisions of Section 10 of the Plan (generally relating to adjustments to the number of Shares subject to the Award, upon certain changes in capitalization and certain reorganizations and other transactions).
10.	Forfeiture. A breach of any of the foregoing restrictions or a breach of any of the other restrictions, terms and conditions of the Plan or this Agreement, with respect to any of the PSUs or any Retained Distributions relating thereto, except as waived by the Board or the Committee, will cause a forfeiture of such PSUs and any Retained Distributions relating thereto.
11.	Right of Company to Terminate Employment. Nothing contained in the Plan or this Agreement shall confer on any Participant any right to continue in the employ of the Company or any of its Affiliates and the Company and any such Affiliate shall have the right to terminate the Employment of the Participant at any such time, with or without Cause, notwithstanding the fact that some or all of the PSUs and related Retained Distributions covered by this Agreement may be forfeited as a result of such termination. The granting of the PSUs under this Agreement shall not confer on the Participant any right to any future Awards under the Plan.
12.	Notices. Any notice which either party hereto may be required or permitted to give the other shall be in writing and may be delivered personally or by mail, postage prepaid,

addressed to Time Warner Inc., at One Time Warner Center, New York, NY 10019, Attention: Director, Global Stock Plans Administration, and to the Participant at his or her address, as it is shown on the records of the Company or its Affiliate, or in either case to such other address as the Company or the Participant, as the case may be, by notice to the other may designate in writing from time to time.
13.	Interpretation and Amendments. The Board and the Committee (to the extent delegated by the Board) have plenary authority to interpret this Agreement and the Plan, to prescribe, amend and rescind rules relating thereto and to make all other determinations in connection with the administration of the Plan. The Board or the Committee may from time to time modify or amend this Agreement in accordance with the provisions of the Plan, provided that no such amendment shall adversely affect the rights of the Participant under this Agreement without his or her consent.
14.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and shall be binding upon and inure to the benefit of the Participant and his or her legatees, distributees and personal representatives.
15.	Copy of the Plan. By entering into the Agreement, the Participant agrees and acknowledges that he or she has received and read a copy of the Plan.
16.	Governing Law. The Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to any choice of law rules thereof which might apply the laws of any other jurisdiction.
17.	Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, each party hereto hereby waives, and covenants that it will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any suit, action, or other proceeding arising out of or based upon this Agreement.
18.	Submission to Jurisdiction; Service of Process. Each of the parties hereto hereby irrevocably submits to the jurisdiction of the state courts of the State of New York and the jurisdiction of the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement. Each of the parties hereto to the extent permitted by applicable law hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding brought in such courts, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that such suit, action or proceeding in the above-referenced courts is brought in an inconvenient forum, that the venue of such suit, action or proceedings, is improper or that this Agreement may not be enforced in or by such court. Each of the parties hereto hereby consents to service of process by mail at its address to which notices are to be given pursuant to paragraph 12 hereof.

19.	Personal Data. The Company, the Participant’s local employer and the local employer’s parent company or companies may hold, collect, use, process and transfer, in electronic or other form, certain personal information about the Participant for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. Participant understands that the following personal information is required for the above named purposes: his/her name, home address and telephone number, office address (including department and employing entity) and telephone number, e-mail address, date of birth, citizenship, country of residence at the time of grant, work location country, system employee ID, employee local ID, employment status (including international status code), supervisor (if applicable), job code, title, salary, bonus target and bonuses paid (if applicable), termination date and reason, tax payer’s identification number, tax equalization code, US Green Card holder status, contract type (single/dual/multi), any shares of stock or directorships held in the Company, details of all grants of PSUs (including number of grants, grant dates, vesting type, vesting dates, and any other information regarding PSUs that have been granted, canceled, vested, or forfeited) with respect to the Participant, estimated tax withholding rate, brokerage account number (if applicable), and brokerage fees (the “Data”). Participant understands that Data may be collected from the Participant directly or, on Company’s request, from Participant’s local employer. Participant understands that Data may be transferred to third parties assisting the Company in the implementation, administration and management of the Plan, including the brokers approved by the Company, the broker selected by the Participant from among such Company-approved brokers (if applicable), tax consultants and the Company’s software providers (the “Data Recipients”). Participant understands that some of these Data Recipients may be located outside the Participant’s country of residence, and that the Data Recipient’s country may have different data privacy laws and protections than the Participant’s country of residence. Participant understands that the Data Recipients will receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Participant’s behalf by a broker or other third party with whom the Participant may elect to deposit any Shares acquired pursuant to the Plan. Participant understands that Data will be held only as long as necessary to implement, administer and manage the Participant’s participation in the Plan. Participant understands that Data may also be made available to public authorities as required by law, e.g., to the U.S. government. Participant understands that the Participant may, at any time, review Data and may provide updated Data or corrections to the Data by written notice to the Company. Except to the extent the collection, use, processing or transfer of Data is required by law, Participant may object to the collection, use, processing or transfer of Data by contacting the Company in writing. Participant understands that such objection may affect his/her ability to participate in the Plan. Participant understands that he/she may contact the Company’s Stock Plan Administration to obtain more information on the consequences of such objection.